As filed with the Securities and Exchange Commission on August 13, 1996

                              Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                            CREDIT DEPOT CORPORATION
             (Exact name of Registrant as specified in its charter)



  DELAWARE                                          58-1909265
  (State or other jurisdiction                      (I.R.S. employer
  of organization)                                  identification no.)

                               700 Wachovia Center
                           Gainesville, Georgia 30501
                                 (770) 531-9927
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)


                         Gerald F. Sullivan, President,
                      Chief Executive Officer and Director
                            Credit Depot Corporation
                               700 Wachovia Center
                           Gainesville, Georgia 30501
                                 (770) 531-9927
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)


                                   Copies to:
                             Steven A. Fishman, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

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

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Each Class of          Amount to          Proposed Maximum
Securities to be Registered     be Registered (1)  Offering Price Per Unit (2)
Fee
- ------------------------------------------------------------------------------
Common Stock, $.001 par
value/share                       10,505,718                 $3.0625







Title of Each Class of            Proposed Maximum              Amount of
Securities to be Registered   Aggregate Offering Price (2)    Registration
Fee
- -------------------------------------------------------------------------------
Common Stock, $.001 par
value/share                      $32,173,761                  $11,094.40


(1) Pursuant to Rule 416 promulgated under the Securities Act of
1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions.

(2) Based on the  average of the high and low price of the Common
Stock as reported on the Nasdaq stock market on August 7, 1996.





               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.



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                                      (ii)

                                   Subject to Completion, dated __________, 1996

PROSPECTUS


                            CREDIT DEPOT CORPORATION

                        10,505,718 shares of Common Stock


         This Prospectus relates to the public offering of up to 10,505,718 shares of Common Stock, $.001 par value (the "Common Stock") by the holders thereof (the "Selling Stockholders"). The Common Stock offered by the Selling Stockholders hereunder are issuable upon conversion or exercise of currently outstanding shares of 9% Convertible Preferred Stock (the "Preferred Stock"), Convertible Secured Notes due June 30, 2001 (the "Convertible Secured Notes"), a convertible warehouse line of credit, convertible mortgage loan participations (the "Participations") and warrants to purchase Common Stock. See "Selling Stockholders" herein. The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Selling Stockholders and any broker-dealer, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements.


THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS.  SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 1996


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         The Common Stock of the Company is traded in the over-the-counter market and is quoted through the National Association of Securities Dealers Automated Quotation Systems Small-Cap Market ("Nasdaq"). The last sale price of the Company's Common Stock as reported by Nasdaq on August 7, 1996 was $3.125 per share.

         The Company is paying all the expenses of registering the Common Stock under the Securities Act (including filing, legal, and miscellaneous expenses in connection with the registration) which are estimated at $85,000. The Company will not receive any of the proceeds from any sale of the Common Stock by the Selling Stockholders. Each of the Selling Stockholders will severally pay or assume underwriting discounts, brokerage commissions or other charges incurred in any respective sale by them of the Common Stock.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed a registration statement on Form S-3 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the underlying Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in the Prospectus concerning provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such references.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been filed with the Commission and are hereby incorporated by reference into this Prospectus:


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         (i)  the Company's Annual Report on Form 10-KSB for the year ended June
              30, 1995 as amended by Form 10KSB/A, including any documents or portions thereof incorporated by reference therein;

         (ii) the Company's Proxy Statement for the annual meeting of December 19, 1995;

         (iii)the Company's Quarterly Report on Form 10-QSB for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996;

         (iv) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein, in any supplement or amendment hereof or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any supplement or amendment hereof modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement or amendment hereof.

         Neither the delivery of this Prospectus nor any sale of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

         Copies of documents incorporated by reference herein are available from the Company without charge (other than exhibits to such document, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) to any person to whom this Prospectus is delivered, upon written or oral request of such person. Requests for such copies should be directed to Charles Farrahar, Chief Financial Officer of the Company, at the Company's offices located at 700 Wachovia Center, Gainesville, Georgia 30501. The Company's telephone number is (770) 531-9927.

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                               PROSPECTUS SUMMARY

THE COMPANY

         Credit Depot Corporation (the "Company") is a mortgage finance company engaged in originating, purchasing, servicing, and selling first mortgage loans secured by single family (one to four family) residences made to credit-impaired individuals who are generally unable to obtain financing from conventional lending sources. The Company's customers borrow funds generally for debt consolidation or to refinance first mortgages on the customer's primary residence. The Company's mortgage loans are at higher interest rates than conventional mortgage loans, which the Company's customers are willing to incur because of their inability to obtain financing from conventional sources. While the typical borrowers from the Company may not have attractive credit histories due to a pattern of credit weakness, unverifiable income, insufficient credit history or a previous bankruptcy or insolvency, it is the Company's experience that these borrowers nevertheless have generally demonstrated an ability to make payments due under their loans because the loans are secured by first mortgages on their primary residences, and the Company generally requires that such borrowers have significant equity in their residences. The Company believes its underwriting procedures generally enable it to determine which borrowers with substandard credit histories are likely to meet their mortgage obligations.

         The Company believes that the lending practices of conventional financing sources (such as commercial banks and savings and loan associations) have made access to credit more difficult for the Company's target customer base. In addition, the emergence of secondary mortgage markets has resulted in a reduced willingness on the part of traditional financing sources to offer mortgages that depart from the strict underwriting and documentation standards required by government sponsored enterprises such as the Government National Mortgage Association ("GNMA") and the Federal National Mortgage Association ("FNMA"). The Company believes that the tightening of underwriting guidelines from traditional financing sources has resulted in a large population of creditworthy borrowers seeking alternative sources of financing.

         Generally, mortgage lenders evaluate a borrower according to four primary criteria: (i) the ratio of the borrower's debt to his gross income; (ii) the loan-to-value ratio of the property securing the loan; (iii) the borrower's credit history; and (iv) the responses to requests for third-party documentation (such as employment and other verifications and credit references). Although the Company typically requires that the loan-to-value (as reflected in an appraisal) ratio for mortgage loans that it originates or acquires be no greater than 80%, the Company's standards with respect to the other three criteria have been lower than those typically applied by conventional lenders.

         The Company's target customer base consists of homeowners with equity of at least 20% in their homes (typically with values ranging from $35,000 to $200,000), a debt-to-gross-income ratio not exceeding 50% (as compared to approximately 36%, for conventional lenders), and stable employment. During the fiscal years ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1995 and 1996, the Company originated approximately $4,909,000, $15,798,000,

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$29,542,000, $23,320,000 and $26,305,000 of loans, respectively. The average original principal balance of the loans originated by the Company during the year ended June 30, 1995, and during the nine months ended March 31, 1996, was approximately $41,000 and $48,000, respectively, with an average annual interest rate to the Company of approximately 13.0% and 11.6%, respectively. During the year ended June 30, 1995, and the nine months ended March 31, 1996, approximately 93% and 84%, respectively, of the Company's loans originated for each period had an original principal balance of between approximately $10,000 and $100,000. For the year ended June 30, 1995, and the nine months ended March 31, 1996, the weighted average loan-to-value ratio at the time of origination of the Company's loans originated during those periods was 70% and 74%, respectively, and the weighted average debt-to-gross-income ratio for the Company's borrowers was 35% and 39%, respectively.

         Prior to October 1994, substantially all of the mortgage loans originated by the Company were balloon loans, with periodic payments based generally on a 15-year amortization schedule and a single payment of the remaining balance of the balloon loan due five years after origination. In October 1994, the Company changed its mortgage product line from balloon to self-amortizing mortgages, and, currently, the loans originated by the Company are generally for 15- 20- or 30- year terms. In 1995, the Company also began to originate somewhat higher quality loans (although its target customers remain credit-impaired borrowers who are unable to obtain loans from conventional lenders), which results in slightly lower average annual interest rates and slightly higher loan-to-value ratios. The Company believes that these changes in the Company's product mix will make its loan portfolio more suitable for sales to pools which may issue mortgage-backed certificates securitized by these mortgage loans.

         The Company's strategy is to sell the loans originated by it while retaining the servicing rights. To date, most of these servicing-retained sales have been made to commercial banks, finance companies and thrift institutions and to institutional investors. When loans are sold on a servicing-retained basis, the Company has recognized revenues in the form of "excess servicing spread" (representing the present value of the difference between the interest receivable on the mortgage loans sold and the interest payable to the purchasers of the mortgage loans) and servicing fees. The Company has also sold mortgage loans on a servicing-released basis where it was necessary to meet its cash requirements. Sales of loans on this basis have resulted in less total gain to the Company than the sales on a servicing-retained basis. Most of the sales of loans made by the Company in fiscal 1995 were made on a servicing-released basis because of the Company's limited capital. See "Recent Developments."

         In March 1996, the Company commenced selling mortgage loans originated or acquired by it to Access Financial Corporation ("Access"), which will include mortgage loans in pools to be serviced by Access, interests in which are intended to be sold to investors in securitization transactions. Through June 30, 1996, the Company has sold approximately $19,322,000 of mortgage loans to Access. See "Recent Developments". These sales enable the Company to share in the profits from securitizations, although at lower profit margins than the Company believes it could receive if the mortgage loans were sold to a mortgage pool serviced by the Company. The Company's revenues

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on these sales are based on a portion of the spread between the interest receivable on the mortgage loans and the interest paid to investors in the mortgage pools.

         The Company's long-term strategy is to engage directly in securitizations by selling mortgage loans originated or acquired by it to mortgage pools serviced by the Company. The Company will be required to increase significantly its volume of originations and/or purchases of mortgage loans to enable it to sell mortgage loans to mortgage pools on a servicing-retained basis. If it can do so, the Company expects that interests in these pools (which generally will be in the form of trusts) will be offered as mortgage pass-through securities, which will be rated by a rating agency and are generally expected to be insured. There is no assurance that the Company will be successful in meeting these goals.

         Since 1993, the Company has expanded the geographic scope of its mortgage activities from a single office in Gainesville, Georgia to offices located in seven additional states (Ohio, South Carolina, Tennessee, Indiana, Florida, North Carolina and Kentucky) from which mortgage loans are originated. The Company currently plans to continue to expand geographically by opening offices with sales representatives, which will not have loan processing capabilities, in additional states and to have regional processing offices as required in connection with the growth of the Company.

         The Company was incorporated in Delaware in 1990 and is the successor by merger to a corporation organized in 1986. Unless the context otherwise requires, reference to the "Company" includes the operations of the Company, its predecessor and its wholly-owned subsidiaries. The Company's executive offices are located at Wachovia Center, Suite 700, Gainesville, Georgia 30501, telephone
(770) 531-9927.

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                               RECENT DEVELOPMENTS


         Pursuant to an agreement between the Company and Greenwich Capital Financial Products, Inc. ("Greenwich") entered into in October 1994, the Company agreed to offer to Greenwich all mortgage loans originated or acquired by the Company and Greenwich agreed to purchase all such mortgage loans which meet the conditions set forth in the Agreement at their fair market value. Pursuant to a separate agreement, Greenwich provided the Company with a discretionary repurchase credit facility. The Company has not sold any mortgage loans to Greenwich or obtained any credit under the repurchase facility since February 1996. Instead, the Company has been selling mortgage loans to Access under the arrangement set forth below. The repurchase facility has expired.

         Certain conditions set forth in a supplement to the Indenture pursuant to which the Company issued Convertible Subordinated Notes were not met at December 31, 1995. As a result, pursuant to the terms of the supplement to the Indenture, $5,550,000 of Convertible Subordinated Notes issued under the Indenture became due and payable on March 30, 1996. The holders of the Convertible Subordinated Notes did not take any action to enforce the Subordinated Notes. In July, 1996, holders of $2,300,000 of the Convertible Subordinated Notes exchanged their Convertible Subordinated Notes for indebtedness of the Company pursuant to a convertible secured warehouse line and the holders of $3,250,000 of the Convertible Subordinated Notes were repaid out of the proceeds of the private placement of Convertible Secured Notes referred to below. The indebtedness under the convertible secured warehouse line is convertible into Common Stock at a conversion price of $2.50 per share subject to adjustment under certain circumstances.

         The Company has entered into an agreement with Access pursuant to which it has been selling to Access mortgage loans on a servicing-released basis. Pursuant to the agreement, the Company has entered into two commitments pursuant to which the Company committed to sell to Access $15,000,000 and $10,000,000, respectively, of mortgage loans during a stated period. During the period from March 1996 through June 30, 1996, Access purchased approximately $19,322,000 of mortgage loans from the Company for inclusion in mortgage loan pools serviced by Access. $7,612,000 of the proceeds from these sales were used to repay outstanding indebtedness to Greenwich. The Company retains the credit risk and the risk of prepayment on mortgage loans sold to Access and has received a purchase price greater than the Company would have normally received on sales of mortgage loans on a servicing-released basis, although less than the margins the Company believes it could receive if it did its own securitization. The premium received by the Company above the principal amount of the mortgage loans sold is in the form of an Excess Servicing Asset. Access is not obligated to purchase any mortgage loans from the Company under the agreement.

         In July 1996, the Company issued $8,400,000 of Convertible Secured Notes in a private placement. The Convertible Secured Notes are convertible into Common Stock at an exercise price of $2.50 per share. The conversion price is subject to decrease based on the weighted average of the price of Common Stock issued, or issuable on conversion or exercise of securities convertible or exercisable for Common Stock, through April 16, 1998, subject to certain exclusions.

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         The Company in October 1995 entered into an agreement with Heiko Thieme pursuant to which it has agreed, under certain conditions, to adjust the conversion price of certain securities under which 2,900,418 shares of Common Stock were reserved for issuance upon conversion or exercise at an average exercise or conversion price per share of $4.00. Pursuant to the agreement, the conversion or exercise price is subject to decrease based on the weighted average of the price of Common Stock issued or issuable on conversion or exercise of securities convertible or exercisable for Common Stock, through April 16, 1998, subject to certain exclusions. At July 17, 1996, as a result of the issuance of the Convertible Secured Notes pursuant to the private placements, the exercise or conversion price of the securities covered by this Agreement was adjusted to $2.50 per share and the number of shares issuable on exercise or conversion thereof was adjusted to 2,960,000. In addition, also as a result of the issuance of the Convertible Secured Notes, the exercise price of warrants to purchase 347,639 shares of Common Stock was reduced from $4.00 per share to $2.50 per share.


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                                  RISK FACTORS

                  An investment in the Common Stock offered hereby involves certain risks. Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby.

                  LIMITED REVENUES AND OPERATING LOSSES; ACCUMULATED DEFICIT. During the fiscal year ended June 30, 1995, the Company incurred losses of $4,791,000 compared to losses of $2,536,000 for the fiscal year ended June 30, 1994. The Company's revenues increased to $1,578,000 for the year ended June 30, 1995, from $870,000 for the year ended June 30, 1994. For the nine months ended March 31, 1996, the Company incurred losses of $2,759,000 compared to losses of $3,062,000 for the nine months ended March 31, 1995, on revenues of $1,768,000 compared to $1,438,000 in the comparable prior period. In addition, at June 30, 1995, and March 31, 1996, the Company had accumulated deficits of $7,568,000 and $10,599,000, respectively. Although the Company had modest earnings for its 1992 fiscal year, it has incurred losses during all of its other years since 1991. In view of its geographic expansion and the increased size of its corporate infrastructure in connection therewith, the Company has been unable to generate sufficient gain on sales of its mortgage loans in either individual or bulk sales to provide sufficient revenues to achieve appropriate returns. The Company believes that the sale of its mortgage loans to pools which will issue mortgage pass-through securities could result in increased revenues. However, there can be no assurance that the Company will be successful in this regard, or that the Company will not continue to incur losses. See " --Securitization of Mortgages."

                  LEVERAGE AND DEBT SERVICE. As of March 31, 1996, the Company's long-term debt was approximately $12,300,000, after giving effect to the issuance of the Convertible Secured Notes in a private placement, the repayment of a portion of the Convertible Subordinated Notes out of the proceeds thereof, and the exchange of a portion of the Convertible Subordinated Notes for a convertible warehouse line of credit. The Company may incur additional indebtedness in the future, subject to certain limitations imposed by law and contained in the instruments governing its indebtedness. The degree to which the Company is leveraged could have important consequences to the Company, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, general corporate purposes or other purposes may be limited or become impaired; (ii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) the instruments governing such indebtedness contain and will contain covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

                  DEFAULTS ON CUSTOMER LOANS; HIGH DELINQUENCY RATE. The lending business is subject to the risk that borrowers will not satisfy their debt service payments, including interest charges and principal amortization obligations. The Company's borrowers typically do not meet the credit standards established by commercial banks and other conventional lenders, because of the

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borrowers' credit histories (due to circumstances such as a pattern of credit weakness, unverifiable income, insufficient credit history or previous bankruptcies or insolvencies) or other factors. Thus, there can be no assurance that such borrowers will be able to meet their repayment obligations to the Company. If the Company experiences defaults on its loans and if the properties securing such loans cannot be sold for amounts sufficient to repay the balances of the outstanding loans and expenses related thereto, the Company will not recover the balances of the originated loans. Further, in the event of a default by a borrower, the Company may experience procedural or other delays in enforcing its rights as a mortgagee and may incur significant costs associated with protecting its investment. Of the 113 mortgage loans originated by the Company from July 1, 1994, through March 31, 1996, which were held by the Company on March 31, 1996, or sold prior thereto on a service-retained basis, having an aggregate principal balance of $4,738,000, two mortgage loans have been foreclosed (2% of such aggregate principal balance) and borrowers under four mortgage loans, with an aggregate principal balance of $145,000 (3.1% of such aggregate principal balance), have sought protection from creditors pursuant to Federal bankruptcy laws. In addition, at March 31, 1996, approximately $505,000 aggregate principal balance outstanding (2.23% of the principal balance of loans outstanding at such date) were overdue by more than 60 days. The following sets forth delinquency rates on mortgage loans originated by the Company which were held on the dates indicated or sold prior thereto on a servicing-retained basis:



                                 March 31,                          December 31
                          1996               1995            1994             1993             1992
                      ------------       ------------    ------------     ------------     --------


DELINQUENCY RATES

30-59 days                1.37%               4.38%           10.40%          6.53%             7.94%
60-89 days                0.40%               2.30%           1.71%           2.57%             0.90%
90-119 days               0.00%               1.40%           0.82%           3.60%             0.95%
120 days & over           3.75%               5.00%           3.74%           3.75%             4.15%


         LOWER CREDIT STANDARDS FOR BORROWERS. Although the Company has maintained a policy of originating mortgage loans only to borrowers whom it believes will make payments on such loans, the Company's credit standards are lower than the credit standards typically established by commercial banks and other conventional lenders. The Company's borrowers typically would not have satisfied the creditworthiness standards established by commercial banks and other conventional lenders because of the borrowers' credit histories, income levels, or a combination of these factors, and many of such borrowers would be categorized as "high risk" by conventional lenders and would generally be unable to obtain mortgage financing from such lenders. Thus, there can be no assurance that the Company's borrowers will be able to pay all sums due under their loans, including scheduled principal and interest payments thereunder. In addition, the Company does not typically restrict a borrower from incurring indebtedness secured by the property subject to the Company's mortgage which is subordinate to the Company's first mortgage. Accordingly, borrowers may incur

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indebtedness in excess of their abilities to pay, thereby impairing their ability to repay the mortgage loans.

         EXCESS SERVICING ASSET. Prior to December 1994, the Company sold the majority of its loans with the servicing retained and received a servicing fee and the right to receive a portion of the interest to be received on the mortgage loans. In addition, loans sold servicing-released may also be sold with a retained ownership in a portion of the interest to be received on the mortgage loans. The Company's sales to Access (see "Recent Developments"), while servicing-released, are being sold on the basis where the Company has retained an ownership interest in a portion of the interest to be received on the mortgage loans. A large portion of the Company's revenue on both of these types of sales is recognized as a gain on sale of mortgage loan receivables, which primarily represents the present value of the cash flow resulting from the difference between the interest rate charged by the Company to a borrower and the interest rate received by the purchaser of the loan receivable, in excess of normal loan servicing fees (in the case of sales on a servicing-retained basis) (the "Excess Servicing Spread"). The Company recognizes such gain on sale of loans in the fiscal year in which such loans are sold, although cash (representing the Excess Servicing Spread and servicing fees, where applicable) is received by the Company over the lives of the loans. Concurrently with recognizing such gain on sale, the Company records a corresponding asset on its consolidated balance sheet in an initial amount equal to such gain on sale (the "Excess Servicing Asset"). The Excess Servicing Asset is computed in part based upon, and amortized over, the estimated lives of the loans.

         Because the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the Excess Servicing Spread, the amount of cash which the Company is entitled to receive over the lives of the loans normally exceeds the gain recognized at the time the loans were sold. In the subsequent years, the Company recognizes additional income and fees to the extent actual cash flows from such loans exceed the amortization of the Excess Servicing Asset. If actual prepayments with respect to sold loans occur faster than they were projected at the time such loans were sold or loans go into foreclosure, the carrying value of the Excess Servicing Asset is written down through a charge to earnings in the period of adjustment. In the year ended June 30, 1995 and the nine months ended March 31, 1996, actual prepayments exceeded those previously anticipated at the time of the sale of the loans. Accordingly, the Company adjusted the value of the Excess Servicing Asset previously recorded by approximately $428,000 and $110,000, respectively, at June 30, 1995 and March 31, 1996 to reflect the actual prepayments incurred. In addition, the Company recorded adjustments totalling approximately $201,000 and $0 for the year ended June 30, 1995 and the nine month period ended March 31, 1996, respectively, to reduce the Excess Servicing Asset to the estimated net realizable value.

         POSSIBLE DECLINE IN REAL ESTATE VALUES; ECONOMIC CONDITIONS. An overall decline in the residential real estate market or in the residential real estate market in particular states in which the Company originates mortgage loans or the general condition of particular properties, together with other related factors, could adversely affect the values of the properties securing the Company's mortgage loans. Therefore, in a continuing period of economic decline, the rates of delinquencies, foreclosures and losses on mortgage loans could be higher than those heretofore experienced by the

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Company and in the mortgage lending industry in general. In addition, adverse economic conditions (which may or may not affect real property values) may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans. To the extent real estate values may decline, the amount which may be recovered on the foreclosure and sale of properties upon mortgage loan defaults may also decline, and the Company may be unable to sell such foreclosed properties on a timely basis or on terms acceptable to the Company. As of March 31, 1996, the Company held real estate acquired as a result of foreclosures representing a principal balance of defaulted loans of approximately $265,000. The underlying properties may or may not be sold at prices equal to the value of the principal and accrued interest on the foreclosed loans. There can be no assurance that the loan-to-value ratios of such loans, determined as of a date subsequent to the origination date, will be the same or lower than the loan-to-value ratios for such loans, determined as of the origination date.

         RISKS OF EXPANSION. The Company is pursuing a growth strategy, has opened nine new offices in the last 30 months, and intends to open additional branch offices in the future. The success of the Company's planned expansion will depend on numerous factors, many of which are beyond the Company's control, including, among other factors, the securing of necessary governmental permits and regulatory approvals, the hiring and training of management personnel, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one or more of these areas can result in delays in the opening of branch offices. There can be no assurance that the Company will effectively manage its expanding operations and anticipate all of the changing demands that its planned expansion will impose on its resources.

         RISKS ASSOCIATED WITH BALLOON MORTGAGES. Until October 1994, substantially all of the Company's mortgage loans had been balloon loans that provided for equal monthly payments, consisting of principal and interest, based generally on a 15-year amortization schedule, and a single payment of the remaining balance of the balloon loan five years after origination. Amortization of a balloon loan based on a scheduled period that is longer than the term of the loan results in a remaining principal balance at maturity that is substantially larger than the regular scheduled payments. If borrowers are unable to refinance the amounts due upon the maturity date of the balloon mortgage loans, borrowers may default on the "balloon" principal payments due at maturity. At March 31, 1996, the Company was servicing approximately $4,219,000 of balloon loans either in the Company's own portfolio or for other entities.

         DEPENDENCE ON SECONDARY MARKETS. The Company originates and acquires mortgage loans with a view to selling the mortgage loans to third parties rather than holding such mortgage loans for its own account. Accordingly, the Company is dependent upon its ability to sell its loans to third party investors. The Company's current plan is to sell such mortgage loans to mortgage loan pools for securitization transactions, although the Company may also under appropriate circumstances make individual or bulk sales of mortgages. In the event that the Company's loans or any mortgage pass-through securities securitized by the Company's mortgage loans are or become unattractive to investors or investors choose not to purchase the Company's loans (or such mortgage pass-through

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


certificates) for any other reason, the Company's inability to sell its loans would have a material adverse effect on the business and operations of the Company. See " -- Securitization of Mortgages."

         SECURITIZATION OF MORTGAGES. The Company's business strategy is dependent on its ability to sell mortgage loans originated or acquired by it to mortgage loan pools as to which the Company will act as a servicer and which will issue mortgage pass-through securities. The Company's ability to sell mortgage loans in securitization transactions is dependent, among other things, on the Company's ability to meet the requirements of insurance companies that insure the mortgages in the pools and the marketability to potential purchasers of pools consisting of mortgage loans originated and serviced by the Company. There can be no assurance that the Company will be able to meet the criteria for sales of mortgage loans to mortgage loan pools or that such mortgage loan pools will be marketable. To the extent that the Company is unable to sell its mortgage loans to pools, the return realized by the Company on the sale of its mortgage loans will be materially adversely affected. Formation of a mortgage loan pool will require that the Company deposit at least approximately $20,000,000 of mortgage loans meeting specified standards in the pool. This will require the Company to increase substantially the volume of the mortgage loans originated or acquired by the Company. In the past, the Company has not had sufficient capital and financing to permit it to access directly the securitization market. While the Company has obtained additional financing in a private placement of Convertible Secured Notes, there can be no assurance that the Company will not require additional financing to enable it to access the securitization market directly. See "-- Liquidity and Financing Requirements." If the Company is able to sell its mortgage loans to securitized mortgage pools, the Company expects that a substantial portion of the revenues recognized by the Company at the time of the sale will be in the form of an Excess Servicing Asset and not cash. See "-- Excess Servicing Asset". Additionally, it is anticipated that, to the extent that there are losses in the mortgage loan pools as a result of defaults and foreclosures, the losses will be first charged against the Company's residual interests in the mortgage loan pools.

         LIQUIDITY AND FINANCING REQUIREMENTS. The Company will require additional capital through financings in order to meet its operating expenses, obtain sufficient funds to originate or acquire mortgage loans to establish mortgage pools and do its own securitizations and to finance its operations prior to the time that the Company's operations are anticipated to result in positive cash flow. In July 1996, the Company completed a private placement of $9,000,000 of Convertible Secured Notes, which is secured by substantially all of the assets of the Company. The Company also has outstanding approximately $3,300,000 of other long-term indebtedness at March 31, 1996 (after giving effect to the repayment of a portion of the Convertible Subordinated Notes out of the proceeds of the private placement of Convertible Secured Notes and the exchange of the balance of the Convertible Subordinated Notes for a convertible warehouse line of credit), which is secured by mortgage loans. There can be no assurance that the amount of outstanding indebtedness will not impact the Company's ability to obtain debt financing in the future. See "--Leverage and Debt Service." To the extent that sufficient financing is not available in the future, it could affect the Company's ability to originate and acquire a sufficient volume of mortgage loans to enable it to establish mortgage loan pools.


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         The Company will also require additional short-term credit facilities.
The Company had a warehouse line of credit with TransAmerica Consumer Receivable Funding, Inc. ("TransAmerica") which expired in June 1995. The Company expects to seek a replacement warehouse line of credit in the future. The Company's agreements with Greenwich have been an important component of the Company's financing arrangements, although the Company is not currently obtaining financing or selling mortgage loans under these agreements and has not obtained financing from Greenwich or sold mortgage loans to Greenwich since February 1996. The Greenwich repurchase line of credit has expired.

         From time to time, the Company has experienced cash shortages resulting from the substantial outlays of cash required for its financing operations and the Company is continuing to incur significant losses from its operations. Additionally, even if the Company can reduce its operating losses and generate net income a substantial portion of its revenues will consist of the Excess Servicing Asset, which does not result in cash at the time the gain is recognized. See "-- Excess Servicing Asset." In the past, the Company has sought equity or debt financing or sold mortgage loans on a servicing-released basis to meet its capital requirements under these circumstances. The Company expects to continue to seek additional financing to meet its cash requirements and to expand the volume of its mortgage loans. There can be no assurance that the Company will be able to obtain necessary financing or will not require additional capital in the future. To the extent that the Company experiences cash shortages in the future, it may be required to sell off mortgage loans on less favorable terms than it might otherwise be able to obtain. If the Company is unable to obtain financing, when needed, the Company could be required to curtail its lending activities and could be unable to comply with the terms of covenants contained in the agreements relating to indebtedness.

         RESTRICTIVE COVENANTS. The Company's Loan Agreement (the "Loan Agreement") pursuant to which $8,400,000 of Convertible Secured Notes were issued contains certain covenants including, among others, restrictions on the ability of the Company to create liens or other encumbrances, to make certain payments and investments, to pay dividends on Common Stock and Preferred Stock (other than regular dividends on Preferred Stock) and to sell or otherwise dispose of assets and merge or consolidate with another entity. Any failure of the Company to comply with the covenants contained in the Loan Agreement could result in an event of default under the Loan Agreement which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company in the future could contain financial and other covenants more restrictive than those contained in the Loan Agreement.

         LEGAL CONSIDERATIONS. State laws generally regulate interest rates and other charges in addition to requiring certain disclosure to borrowers. In addition, states have other laws, regulations, public policies and general principles of equity relating to the protection of consumers, unfair and deceptive practices which may apply to the origination, servicing and collection of the mortgage loans. Violations of or changes to these laws, policies and principles may limit the ability of the Company to collect all or part of the interest on the mortgage loans or fees and other charges relating thereto, may entitle the borrower to a refund of amounts previously paid and, in addition, could

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


subject the Company to damages and administrative sanctions. The mortgage loans are also subject to federal laws, including: (i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the mortgage loans; (ii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and (iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience.

         RISKS ASSOCIATED WITH TRUTH-IN-LENDING ACT LAWSUITS. Borrower's are bringing lawsuits against lenders, many in the form of class action suits, asserting violations of the Truth-In-Lending Act ("TILA") including the alleged failure of mortgage lenders to properly disclose to the borrowers certain fees associated with the subject mortgage loans. Judgments entered against lenders have been harsh, including mandatory civil penalties and rescinding mortgage loans. There can be no assurance that the Company will not be involved in similar lawsuits in the future, the result of which could have an adverse affect on the future of the Company. To date, the Company has not been involved in any such action. In addition, the Company is actively pursuing measures to comply with all federal and state laws, including TILA.

         GOVERNMENT REGULATIONS. The Company's mortgage banking business is subject to extensive regulation, supervision and licensing by federal and state authorities. Regulated matters include, without limitation, maximum interest rates and fees which may be charged by the Company, disclosures in connection with loan originations, credit reporting requirements, servicing requirements, federal and state taxation, and multiple qualification and licensing requirements for doing business in various jurisdictions. While the Company believes that it maintains all requisite licenses, permits and approvals and is in compliance in all material respects with applicable federal and state regulations, there can be no assurance that more restrictive laws or regulations will not be adopted which could make compliance in the future more difficult and/or more expensive. Legislative and regulatory proposals are frequently advanced which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities.

         ENVIRONMENTAL CONSIDERATIONS. In certain circumstances state and federal laws may impose statutory liens for the cleanup costs expended by state or federal governments on account of hazardous wastes or hazardous substances released or disposed of improperly. Such a lien generally will have priority over all subsequent liens on the property and, in certain instances may have priority over prior recorded liens, including the lien of a mortgage. In addition, under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), owners and operators of a contaminated property are among the class of persons and entities liable for such cleanup costs. However, CERCLA provides a "security interest exemption" under Section 101(20) for persons who, without participating in the management of a contaminated facility, hold an "indicia of ownership" in the property primarily to protect a security interest. However, such a party may lose this exemption in the event that: (i) the party participates in management activities to an extent beyond merely protecting its security interest; or (ii) the party forecloses on the contaminated property and thereafter conducts itself in such a way as to engage

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


in management beyond mere protection of a security interest. While the Company intends to make every effort to comply with the foregoing guidelines, there can be no assurance that the Company may not engage in activities which may cause it to lose its security interest exemption with respect to specific properties.

         INTEREST RATE FLUCTUATIONS AND PREPAYMENT. Profitability of the Company is directly affected by the level of and fluctuations in interest rates and is dependent upon the Company's ability to earn a spread between the earnings on its assets and the costs of its liabilities, including the interest rates payable on the indebtedness incurred by the Company to provide funds for the origination or acquisition of mortgage loans. Additionally, the value and effective maturity of the Company's assets and the cost and duration of its liabilities are affected by changes in interest rates. While the Company monitors the interest rate environment, there can be no assurance that the profitability and/or liquidity of the Company would not be adversely affected during any period of unexpected volatility in the interest rate environment. A significant reduction in interest rates also could decrease the size of the loan servicing portfolio by increasing the level of loan prepayments and thereby result in write-down of the Excess Servicing Asset.

         LOAN REPURCHASE OBLIGATIONS. The Company has sold loans to investors which contain provisions that the Company will repurchase at the request of the investor any loan that becomes past due by over 90 days. At March 31, 1996, the aggregate principal amount of loans outstanding subject to these repurchase provisions was $3,842,000, of which $84,000 was past due by over 90 days and subject to repurchase by the Company at the option of the investor. The Company also sold loans on a servicing-released basis during fiscal 1995 which contained a limited term repurchase option. Essentially, if these loans become 90 days delinquent during the first 120 days after the sale, the purchaser may require that the Company buy back the loan. This repurchase option expires on the 121st day after the sale. At March 31, 1996, the Company had sold approximately $1,348,000 of loans that were still within the 120 day repurchase period. Of the $22,309,000 of loans sold in fiscal 1995 with this option, $249,000 were repurchased by the Company. The Company maintains a loan loss reserve which, in the opinion of management, is adequate to cover losses both from loans held by the Company for its own portfolio and for loans sold subject to these repurchase obligations. In the event, however, of increased rates of default, the Company may be required to repurchase additional loans, which could have a material adverse effect on the Company's ability to originate or acquire new mortgage loans and on the financial condition and operations of the Company. There can be no assurance that the Company will have sufficient available cash to meet its repurchase obligations.

         COMPETITION. As a marketer of credit products, the Company faces intense competition. Traditional competitors in the financial services business include commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services sector are substantially larger and have more capital and other resources than the Company. Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels and interest or credit terms.


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         MARKET FOR COMMON STOCK. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock. Moreover, the trading volume for the Company's Common Stock is not significant and this could affect the ability of Common Stockholders to sell the Common Stock when they desire to do so and the extent of the volatility of the market price of the Common Stock.

         DIVIDEND POLICY. The Company has not paid any cash dividends on its Common Stock, nor does it anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Loan Agreement issued in connection with the Convertible Secured Notes restricts the ability of the Company and its Subsidiaries to pay dividends or make other distributions on its Common Stock. The Company intends to use any earnings which it may generate to finance its business. There can be no assurance that the Company will ever be in a position to pay dividends on its Common Stock.

         DEPENDENCE ON KEY PERSONNEL. The Company's future performance is dependent to a significant degree upon the services of its key executive officers. The loss of the services of any of these officers could have a material adverse effect on the Company. In addition, the proposed expansion of the Company through the opening of branch offices is dependent upon the ability of the Company to recruit qualified personnel capable of managing such branch offices.

         CONTROL BY OFFICERS AND DIRECTORS. The Company's executive officers and directors owned 376,348 shares of Common Stock as of April 30, 1996, representing approximately 11% of the Company's shares of Common Stock outstanding at such date. As a result of such ownership, they will as a practical matter have the ability to direct substantially all matters requiring approval by the stockholders of the Company, including the election of directors. Furthermore, such ownership could discourage the possible takeover of the Company or make the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of Common Stock.

         POTENTIAL ANTI-TAKEOVER EFFECTS. The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders

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


of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.


  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995

         Certain statements contained in "Summary -- the Company" and "Risk Factors," such as statements concerning the Company's future cash and financing requirements, the Company's ability to originate and/or acquire mortgage loans, the Company's ability to enter into securitization transactions and/or otherwise sell mortgage loans to the third parties and the returns therefrom and other statements contained herein and in the documents incorporated by reference regarding matters that are not historical facts are forward looking statements; actual results may differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties, including but not limited to, the following: the Company's ability to obtain future financings; the uncertainties relating to the Company's ability to participate in securitizations, including those described under "Risk Factors -- Securitizations of Mortgages;" and market conditions and other factors relating to the mortgage lending business. Investors are also directed to the other risks discussed herein under "Risk Factors," in the Company's Annual Report on Form 10-KSB and in other documents filed by the Company with the Commission and incorporated herein by reference.


                                 USE OF PROCEEDS

         The Common Stock offered hereby are offered by the Selling Stockholders. See "Selling Securityholders" and "Plan of Distribution". The Company will not receive any proceeds from the sale of the Common Stock.

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

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information as of the date hereof, with respect to the Common Stock held by each Selling Stockholder. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Stock. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:



                                  Number of Shares of
Name                               Beneficially Owned         Percentage of                  Number of Shares
AND ADDRESS                        COMMON STOCK(1)            SHARES OUTSTANDING(2)(3)       BEING OFFERED
- --------------------------------------------------------------------------------------------------------------
Josephthal, Lyon & Ross
200 Park Avenue
New York, NY 10166                        492,800                     12.73%                       492,800

EASTA. Inc.
c/o Thomas D. Wright
Weil, Gottshall & Manges
767 Fifth Avenue
New York, NY  10153                       100,000                     2.87%                        100,000

Somerset Capital Partners
c/o Thomas D. Wright
Weil, Gottshall & Manges
767 Fifth Avenue
New York, NY  10153                       100,000                     2.87%                        100,000

Greenwich Capital Financial
  Products, Inc.(4)
600 Steamboat Road
Greenwich, CT 06830                       300,000                     8.15%                        300,000

Neil Rand
11024 North 28th Drive
Suite 200
Phoenix, AZ 85029                         40,000                      1.17%                        40,000


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Averell Satloff
30 River Road
Apartment 12L
New York, NY 10044-1120                   35,000                      1.03%                        35,000

The Robinson-Humphrey
  Company, Inc.
3333 Peachtree Road, N.E.
Atlanta, GA 30329                         92,500                      2.66%                        92,500

John Kehoe
Kehoe, White, Savage & Co.
685 Fifth Avenue
New York, NY 10022                        100,000                     2.87%                        100,000

Van Negris
Kehoe, White, Savage & Co.
685 Fifth Avenue
New York, NY 10022                        50,000                      1.46%                        50,000

NewSouth Special Equities, L.P.
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    500,000                     12.89%                       500,000

Midland Financial Group, Inc.
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    80,000                      2.31%                        80,000

James A. Haslam, III
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

D. Stephen Morrow
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000


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Charles K. Slatery
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

Kenneth Slutsky
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

NFC Corporation
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

Kyler Investments, L.P.-1994
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    20,000                      0.59%                        20,000

Kyler Investments 85-1, L.P.
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

NewSouth Capital Mgmt.
  Profit Sharing Plan
c/o NewSouth Equities
1000 Ridgeway Loop Road
Memphis, TN 38120-4023                    40,000                      1.17%                        40,000

Neal M. Allen
P.O. Box 71974
Marietta, GA 30007                        40,000                      1.17%                        40,000

Donald Sallee
900 S. Powers Court
Atlanta, GA 30327                         40,000                      1.17%                        40,000

Wendell Starke
1315 Peachtree St, N.E.
Suite 500
Atlanta, GA 30309                         80,000                      2.31%                        80,000

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Cidronela Real
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        40,000                      1.17%                        40,000

Jackt Holdings Corp.
c/o Promena AG
Rheinstrasse 81
CH-4133 Pratteln 1
Switzerland                               200,000                     5.59%                        200,000

VPM Verwaltungs AG(5)
Therwilerstr. 10
CH-4103 Bottmingen
Switzerland                               854,639                     20.19%                       854,639

Thieme Consulting(6)
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        11,219                      0.33%                        11,219

J. Michael Reisert, Inc.(7)
2455 East Sunrise Boulevard
#609
Fort Lauderdale, FL 33304                 69,600                      2.02%                        69,600

Irene Penix
10 River Road, 3L
Roosevelt Island, NY 10044                12,000                      0.35%                        12,000

Marvin Bolt
10 River Road, 3L
Roosevelt Island, NY 10044                10,000                      0.30%                        10,000

Ranier Heubach
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        551,250                     14.03%                       551,250


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Kingsley & Company
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        393,750                     10.44%                       393,750

Muico & Company
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        315,000                     8.53%                        315,000

Von Graffenried Privatbank
Marktgass-Passage 3
Postface 3000 Bern 7
Switzerland                               315,000                     8.53%                        315,000

Ball Asset Management, Ltd.
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        157,500                     4.45%                        157,500

Dr. Uwe Thieme
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        157,500                     4.45%                        157,500

George Unbehaun
Reinberger Felbermaier
  & Partner
Bahnhofplatz 5
D-89073 Ulm
Germany                                   157,500                     4.45%                        157,500

Thieme Fonds
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        131,250                     3.74%                        131,250


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

Dip. Ing. Roland Agne
Informationsbuero-Thieme
c/o Ingo Soriano-Eupen
Friesenplatz 5
D-50672 Cologne
Germany                                   185,000                     5.19%                        185,000

Sydney Investments Corp.
  Ltd., Panama
Calle 53
Urbanizacion Obarrio
Torre Swiss Bank, Piso 16
Panama, Republic of Panama                105,000                     3.01%                        105,000

Aeur Von Welsbach
  Aktiengesellschaft
Schaanerstr. 13
FL-9490 Vaduz
Germany                                   78,750                      2.28%                        78,750

Alfredo Ambrosetti
c/o Thieme Consulting
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        52,500                      1.53%                        52,500

Dipl. Ing. Friedel Kellermann
Informationsbuero-Thieme
c/o Ingo Soriano-Eupen
Friesenplatz 5
D-50672 Cologne
Germany                                   52,500                      1.53%                        52,500

Dipl. Ing. Friedrich Forstbach
Informationsbuero-Thieme
c/o Ingo Soriano-Eupen
Friesenplatz 5
D-50672 Cologne
Germany                                   52,500                      1.53%                        52,500


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


Dr. Argil J. Wheelock
fbo Associated Urologists of
  Chattanooga Deferred PSP
1000 Scenic Highway
Lookout Mountain, TN 37350                52,500                      1.53%                        52,500

Dr. Dieter Quast
Informationsbuero-Thieme
c/o Ingo Soriano-Eupen
Friesenplatz 5
D-50672 Cologne
Germany                                   452,500                     11.81%                       452,500

Franz Sveceny
Jorgerstr. 14
1180 Vienna
Austria                                   52,500                      1.53%                        52,500

Maria Conte
c/o Thieme Consultants
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        52,500                      1.53%                        52,500

Michael Stern(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        694                         0.02%                        694

Mark Levine(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        694                         0.02%                        694

Michael Brunone(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        1,385                       0.04%                        1,385


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                                     - 25 -



Richard Oh(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        2,000                       0.06%                        2,000

Vincent Palmieri(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        2,200                       0.07%                        2,000

Richard Groberg(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        2,200                       0.07%                        2,000

Thai Thai(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        3,054                       0.09%                        3,054

Thomas Wagner(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        9,109                       0.27%                        9,109

Joseph D'Amedeo(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        17,440                      0.51%                        17,440

Karl Reeves(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        18,749                      0.55%                        18,749


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


Robert Taglich(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        111,037                     3.18%                        111,037

Michael Taglich(8)
Taglich Brothers, D'Amadeo
Wagner & Co., Inc.
100 Wall Street
New York, NY 10005                        111,038                     3.18%                        111,038

Arkansas Teachers Retirement
  System
c/o KCM
10829 Olive Boulevard
St. Louis, MO 63141-7739                  400,000                     10.59%                       400,000

Michigan Municipal Employee
  Retirement System
c/o KCM
10829 Olive Boulevard
St. Louis, MO 63141-7739                  800,000                     19.14%                       800,000

Lancer Partners, LP
237 Park Avenue
New York, NY 10017                        660,000                     16.34%                       660,000

Lancer Offshore, Inc.
c/o CITCO
Kaya Flamboyan 9
Curaco
Netherlands Antilles                      140,000                     3.98%                        140,000

Dietrich Frhr. V.D. Recke
An der Trift 17
D-31515 Steinhude
Germany                                   120,000                     3.43%                        120,000

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



Herrn Dr. Lutz Wolfram
Vieringhausen 51
D-42857 Remscheid
Germany                                   40,000                      1.17%                        40,000

Thomas M. Flynn
471 E. Broad Street
#1200
Columbus, OH 43215                        20,000                      0.59%                        20,000

John & Elizabeth Barrott
8525 St. Ives Place
Cincinnati, OH 45255                      20,000                      0.59%                        20,000

O. Bierne Chisolm
21 Stepping Stone Lane
Greenwich, CT 06830                       40,000                      1.17%                        40,000

Barbara B. Chisolm
21 Stepping Stone Lane
Greenwich, CT 06830                       20,000                      0.59%                        20,000

O. Bierne & Barbara B. Chisolm
21 Stepping Stone Lane
Greenwich, CT 06830                       20,000                      0.59%                        20,000

Richard P. McKibben, Trustee
Martha McKibben, Trustee
1167 W. Samalayuca
Tucson, AZ 85704                          40,000                      1.17%                        40,000

Larson Family Trustee
Miles & Joan Larson, Trustee
115-44th Street
Newport Beach, CA 92663                   20,000                      0.59%                        20,000

John DeBello
50 Columbus Avenue, #516
Tuckahoe, NY 10707                        10,000                      0.30%                        10,000


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



James E. Foy
CFH Laboratories
114 American Road
Morris Plains, NJ 07950                   20,000                      0.59%                        20,000

Celia R. Klein
215 Beaumont Street
Brooklyn, NY 11235-4120                   20,000                      0.59%                        20,000

Jaya Petschek
87 Sheldrake Road
Scarsdale, NY 10583                       10,000                      0.30%                        10,000

Thea C. Petschek, Trustee
Jay Petschek, Trustee
87 Sheldrake Road
Scarsdale, NY 10583                       30,000                      0.30%                        30,000

Kadri T. Zale
53 First Street
W. Keansburg, NJ 07734                    14,000                      0.41%                        14,000

Russell & Jeannine Kuhn
9366 Fox Run Way
Elk Grove, CA 95758                       10,000                      0.30%                        10,000

Robert Sanville
1514 Old York Road
Abington, PA 19001                        10,000                      0.30%                        10,000

Hui Qun Zhou
61-03 60th Drive
Maspeth, NY 11378                         10,000                      0.30%                        10,000

Robert Riccio
78 Chelsea Road
Garden City, NY 11530                     12,000                      0.35%                        12,000

John C. Clifforn
5305 S. Van Marter Court
Spokane, WA 99206                         120,000                     3.43%                        120,000



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


Ching-Chang & Debra Dhang
2023 Jericho Turnpike
East Northport, NY 11731                  20,000                      0.59%                        20,000

Howard Hall, Sr.
c/o Howard Hall, Jr.
3539 Mary Taylor Road
Birmingham, AL 35235                      40,00                       1.17%                        40,00

Howard Hall, Jr.
3539 Mary Taylor Road
Birmingham, AL 35235                      20,000                      0.59%                        20,000

Shelby Springs Stock Farm
c/o Howard Hall, Mr.
3539 Mary Taylor Road
Birmingham, AL 35235                      20,000                      0.59%                        20,000

Donald B. & Jacqueline M.
  McCulloch
820 Oakmere Place
North Muskegon, MI 49445                  6,000                       0.18%                        6,000

Jeffrey L. & Barbara A. Sadar
6640 Ridgebury Boulevard
Mayfield Heights, OH 44124                10,000                      0.30%                        10,000

Richard Kraemer
837 Appleridge Road
Franklin Lakes, NJ 07417                  10,000                      0.30%                        10,000

Santa Fe Financial
2121 Avenue of the Stars
#2020
Los Angeles, CA 90067                     80,000                      2.31%                        80,000

Tamar Valenta
2121 Avenue of the Stars
#2020
Los Angeles, CA  90067                    20,000                      0.59%                        20,000


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


Intergroup Corporation
2121 Avenue of the Stars
#2020
Los Angeles, CA  90067                    40,000                      1.17%                        40,000

John Winfield IRA
2121 Avenue of the Stars
#2020
Los Angeles, CA  90067                    40,000                      1.17%                        40,000

Portsmouth Square, Inc.
2121 Avenue of the Stars
#2020
Los Angeles, CA  90067                    20,000                      0.59%                        20,000

Charles Brand
175 Boundary Road
Colts Neck, NJ 07722                      16,000                      0.47%                        16,000

Thomas & Elizabeth Reisdorf
418 Garden Drive
Batavia, NY 14020                         8,000                       0.24%                        8,000

Vandergrift Fwd Co., Inc.
1 Evertrust Plaza
Jersey City, NJ 07302                     6,000                       0.18%                        6,000

Eugene Szczepanski
35 Highland Avenue
Worthington, OH 43085                     10,000                      0.30%                        10,000

Stephen Radocchia
100 San Rico Drive
Manchester, CT 06050                      4,000                       0.12%                        4,000

Latin Video, Inc.
100 Merrick Parkway, #103E
Rockville Center, NY 11570                40,000                      1.17%                        40,000

Thomas DeFazio
750 Lexington Avenue
New York, NY 10022                        4,000                       0.12%                        4,000


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


Horst Gruter
Informationsbuero-Thieme
c/o Ingo Soriano-Eupen
Friesenplatz 5
D-50672 Cologne
Germany                                   40,000                      1.17%                        40,000

William Bolt
Thieme Consultants
1370 Avenue of the Americas
31st Floor
New York, NY 10019                        4,000                       0.12%                        4,000

Arthur & Marie Sterling
3000 Northern Moor Tr.
Long Beach, IN  46360                     32,000                      0.94%                        32,000
                                          ------                      -----                        ------

         Total                            13,884,479                                               13,884,479




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


The Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus. Therefore, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon completion of such offering.


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


                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

         The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents. Under agreements entered into with the Company, the Selling Stockholders, and any underwriter they may utilize, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.


                          DESCRIPTION OF CAPITAL STOCK


GENERAL

         Set forth below is a description of the material terms and provisions of the capital stock of the Company.

COMMON STOCK

         General. The holders of Common Stock are entitled to one vote at all meetings of stockholders for each share held by them with respect to all matters upon which they have a right to vote. Shares of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company, nor do the shares of Common Stock have any conversion rights or rights of redemption. All shares of Common Stock will participate equally in dividends, when, as and if declared by the Board of Directors, out of funds legally available therefor, and in net assets

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


upon liquidation, subject to the rights of holders of preferred stock, if any. All shares of Common Stock currently outstanding and those which may be issued upon conversion or exercise of the Preferred Stock, Convertible Secured Notes, Participations, convertible warehouse facility or Warrants are and will be duly authorized, validly issued, fully paid and nonassessable by the Company upon issuance. At March 31, 1996, there were 3,378,761 shares of Common Stock outstanding.

         Shares Eligible for Future Sale. At March 31, 1996, the Company had 3,378,761 shares of Common Stock outstanding. Of these shares, 2,551,009 are freely transferable without restriction or further registration under the Securities Act. The remaining 827,752 shares of Common Stock currently outstanding are "restricted securities" or owned by affiliates within the meaning of Rule 144 promulgated under the Securities Act, and are currently eligible for sale in the public market in reliance upon Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to registration statements or otherwise could adversely affect the prevailing market price of the Common Stock.

         Transfer Agent. The Company's transfer agent is Continental Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

         General. The Certificate of Incorporation of the Company authorizes the issuance of 2,000,000 shares of preferred stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation, as amended, and without further action by the Company's stockholders, has the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. An issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock.

         9% Convertible Preferred Stock. Pursuant to a Certificate of Designation filed with the Secretary of State of Delaware, the Company has been authorized to issue a series of up to 320,000 shares of 9% Convertible Preferred Stock, all of which were issued and outstanding at March 31, 1996. The following is a summary of the terms of the Preferred Stock.

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


         Dividends

         The holders of the Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors out of funds legally available as prescribed by statute, cumulative dividends at the rate of 9% per annum per share on the liquidation preference of the Preferred Stock, payable quarterly. Dividends will accrue and be cumulative to the extent not paid on any dividend payment date. No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock (including Common Stock) unless and until all accumulated and unpaid dividends on the Preferred Stock have been declared and paid in full.

         Conversion

         Each share of Preferred Stock is convertible, at any time prior to redemption, at the option of the holder, into shares of Common Stock at a conversion price per share initially equivalent to $4.00. The number of shares of Common Stock to be received upon conversion of Preferred Stock and the conversion price per share of Common Stock are subject to adjustment from time to time in the event of (i) the combination, subdivision or reclassification of the Common Stock; (ii) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; and (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus). Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The conversion price of the Preferred Stock is subject to decrease based on the weighted average of the price of Common Stock issued or issuable on conversion or exercise of securities convertible or exercisable for Common Stock, through April 16, 1998, subject to certain exclusions. At July 17, 1996, the conversion price of the Preferred Stock was adjusted to $2.50 per share. The right to convert the Preferred Stock terminates on the date fixed for redemption.

         Redemption

         The Company may at its option, commencing in October 1997, redeem the shares of Preferred Stock, in whole or in part, at a redemption price of $20.00 per share plus accrued and unpaid dividends on 30 days notice to the holders thereof, provided the average of the closing bid prices of the Common Stock as reported by Nasdaq shall have for 20 consecutive trading days ending within 10 days of the date of the notice of redemption is given by the Company equalled or exceeded two hundred fifty percent (250%) of the then conversion price and a registration statement covering the underlying Common Stock is then in effect and current or the Common Stock is freely transferable without registration.

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

         Liquidation

         In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of Common Stock or any series or class of stock ranking junior to the Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $20.00 per share, plus any accumulated and unpaid dividends.

         Delaware Anti-Takeover Law. The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware ("DGCL"), an anti-takeover law enacted in 1988. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. The DGCL contains provisions enabling a corporation to avoid the statutory restrictions described above through an amendment to its certificate of incorporation. The Company has not elected out of Section 203 and, therefore, the restrictions imposed by the statute apply to the Company.

              DISCLOSURE OF COMMISSION POSITION AND INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

INDEMNIFICATION OF DIRECTORS AND OFFICERS. ARTICLE Seven of the Registrant's Certificate of Incorporation, as amended, provides as follows:

         SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving a the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater against expenses (including attorneys' fees), judgments, fines and amount paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.

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


         Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and , with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation, may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreement, vote, or otherwise.

                                    EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP ("BTPM"), 380 Madison Avenue, New York, New York 10017. Certain members of BTPM own shares of the Company's Common Stock.


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




- -------------------------------------------------------------------------------


No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or its affiliates or the facts herein set forth since the date hereof.




                                TABLE OF CONTENTS


                                                                PAGE

Available Information..............................................2
Incorporation of Certain
   Documents by Reference..........................................2
Prospectus Summary.................................................4
Recent Developments................................................7
Risk Factors.......................................................9
Use of Proceeds...................................................18
Selling Securityholders...........................................19
Plan of Distribution..............................................34
Description of Capital Stock......................................34
Disclosure of Commission Position and
   Indemnification for Securities Act Liabilities.................37
Experts...........................................................38
Legal Matters.....................................................38




- ------------------------------------------------------------------------------



                                  CREDIT DEPOT
                                   CORPORATION


                              10,505,718 Shares of
                                  Common Stock






                                ----------------

                                   PROSPECTUS


                                ----------------











                                ___________, 1996



- -------------------------------------------------------------------------------

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



                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.          OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

                  S.E.C. Registration Fee                      $11,094
                  Legal Fees and Expenses                       50,000
                  Accountants' Fees and Expenses                15,000
                  Miscellaneous                                   8,916
                                                              ---------
                  Total                                        $85,000
                                                               =======

Item 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         ARTICLE Seven of the Registrant's Certificate of Incorporation, as amended to provide as follows:

         SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving a the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater against expenses (including attorneys' fees), judgments, fines and amount paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and , with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation, may indemnify

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officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreement, vote, or otherwise.


Item 16.          EXHIBITS

EXHIBITS                                  DESCRIPTION

3.1      Certificate of Incorporation of the Registrant, as amended (1)
3.2 Certificate of Merger of Equithrift, Inc., a Georgia corporation, with and into the Registrant (1)
3.2      By-Laws of the Registrant (1)
4.1      Specimen Common Stock certificate (1)
4.2 Certificate of Designation of the Registrant relating to 9% Convertible Preferred Stock (2)
5.1      Opinion of Bachner, Tally, Polevoy & Misher LLP
23.1     Consent of Ernst & Young LLP
23.2     Consent of Bachner, Tally, Polevoy & Misher (included in Exhibit 5.1)
24.1     Power of Attorney (included on signature page)
- -------------

(1) These exhibits were filed as exhibits to the Company's Registration Statement on Form S-1 (No. 33-37416) and are incorporated herein by reference.

(2) This exhibit was filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 1995 and is incorporated herein by reference.


Item 17.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statements to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;


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         (ii) reflect in the prospectus any facts or events which,  individually or together, represent a fundamental change in the information in the registration statement; and

         (iii)include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on this 12th day of August, 1996.


                                        CREDIT DEPOT CORPORATION

                                        By:  S/GERALD F. SULLIVAN
                                             Gerald F. Sullivan, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below under the heading "Signature" constitutes and appoints Gerald F. Sullivan and Charles Farrahar, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

 SIGNATURE                        TITLE                               DATE


 S/GERALD F. SULLIVAN      President, Chief Executive            August 12, 1996
- ------------------------
Gerald F. Sullivan         Officer and Director (Principal
                           Executive Officer)

S/CHARLES FARRAHAR         Chief Financial Officer               August 12, 1996
- ------------------------
Charles Farrahar           and Vice President (Principal
                           Financial & Accounting Officer)

S/SAMUEL R. DUNLAP, JR.    Director                              August 12, 1996
- ------------------------
Samuel R. Dunlap, Jr.


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- ------------------------   Director               __________, 1996
Joel C. Williams, Jr.


S/SAMUEL S. HEMMINGWAY     Director                August 12, 1996
- ------------------------
 Samuel S. Hemingway


S/CRAIG J. BRUNET          Director                August 12, 1996
- ------------------------
Craig J. Brunet



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                                  EXHIBIT 5.1

                   Bachner, Tally, Polevoy & Misher Letterhead





                                 August 13, 1996


Credit Depot Corporation
700 Wachovia Center
Gainesville, Georgia  30501

Ladies & Gentlemen:

               We have acted as counsel to Credit Depot Corporation (the "Company") in connection with its filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") covering 10,505,718 shares (the "Shares") of Common Stock, $.001 par value (the " Common Stock").

               In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation, as amended and By-laws and the minutes and other corporate proceedings of the Company. With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

               On the basis of the foregoing, it is our opinion that the Shares covered by and included in the Registration Statement have been duly and validly authorized and will, when sold, paid for and issued as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                    Very truly yours,

                                    s/Bachner, Tally, Polevoy & Misher LLP
                                     BACHNER, TALLY, POLEVOY & MISHER LLP

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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Credit Depot Corporation for the registration of 10,505,718 shares of its common stock and to the incorporation by reference therein of our report dated August 30, 1995, except for Note 12, as to which the date is October 10, 1995, with respect to the consolidated financial statements of Credit Depot Corporation included in the Annual Report (on Form 10-KSB as amended by Form 10-KSB/A) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.

                                                            Ernst & Young LLP

Atlanta, Georgia
August 12, 1996

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